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                                                                    EXHIBIT 23.4


[Smolin, Lupin & Co., P.A. letterhead]



Children's Broadcasting Corporation
724 First Street North, 4th Floor
Minneapolis, Minnesota 55401

Gentlemen:

We consent to the reference to our firm under the caption "Experts" and to the use of our reports for the eleven months ended March 31, 1996 and 1995, and the reports for the years ended April 30, 1993, 1994, and 1995, with respect to the financial statements of Radio Elizabeth, Inc. incorporated by reference in the Post-Effective Amendment No. 1 to Registration Statement on Form S-4 of Children's Broadcasting Corporation for the registration of shares of its common stock and debt securities.




/s/SMOLIN, LUPIN & CO., P.A.
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SMOLIN, LUPIN & CO., P.A.





West Orange, New Jersey
May 20, 1997